Exhibit 10.40

                              EMPLOYMENT AGREEMENT
                              --------------------


     This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of March 1, 2011, is entered into between BKF Capital Group, Inc., a Delaware corporation, with offices located at 225 N.E. Mizner Boulevard, Boca Raton, Florida 33432 ("BKF Capital" or the "Company") and Maria Fregosi, an individual, who resides at 541 N.E. Spanish Trial, Boca Raton, Florida 33432 ("Executive"). BKF Capital and Executive are each referred to herein as a "Party" and collectively, the "Parties").


                               W I T N E S S E T H :
                               - - - - - - - - - -


     WHEREAS, BKF Capital desires to employ Executive, and Executive is willing to accept such employment on the terms and conditions set forth below.


     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, BKF Capital and Executive agree as follows:


     1. Employment. BKF Capital hereby employs Executive as its Chief Financial Officer and Senior Vice President, reporting to Company's Chief Executive Officer, Steven N. Bronson (the "CEO") and the Board of Directors (the "Board"), subject to the conditions set forth in this Agreement.


     2. Duties. The Executive shall perform all reasonable duties incident to the positions of Chief Financial Officer and Senior Vice President as well as any other duties as may from time to time be assigned by the CEO and/or the Board, and agrees to abide by all policies, practices, procedures or rules of the Company, provided same are consistent with the scope and dignity of Executive's position. The Executive agrees to devote her best efforts, energies and skill to the discharge of the duties and responsibilities attributable to her position, and to this end, she will devote a majority of her time and attention to the business and affairs of the Company, its subsidiaries and its affiliates. The Executive also agrees that she shall not take personal advantage of any business opportunities which arise during her employment and which may benefit the Company or its affiliates. All material facts regarding such opportunities must be promptly reported to the CEO and the Board for consideration by the Company or its affiliates. Notwithstanding the foregoing, the Executive may donate her time and efforts to charitable causes, educational and other similar activities, so long as such endeavors do not affect her ability to perform her duties under this Agreement. If requested by the Company, and provided Executive deems she has reasonable availability, the Executive shall serve on the board of directors of any affiliate of the Company or any committee thereof without additional compensation. Company shall have the right, but not the obligation, to use Executive's name, photograph, likeness and approved biographical data for the purpose of advertising, marketing, promoting, publicizing and exploiting any matter related to the duties performed hereunder.


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     3. Term. The term of this Agreement shall commence on March 1, 2011, and shall continue until terminated by either Party (the "Term") (the "Term"). Executive understands and agrees that her employment with the Company is at will, which means that either the Executive or the Company may terminate this Agreement at any time, with or without cause, and with or without prior notice. Any modification of the "at will" nature of the employment must be in writing and executed by the Executive and by the Company, after approval by the Board.


     4. Compensation and Benefits.

     4.1 Warrants. In exchange for the services to be rendered by Executive herein, BKF Capital shall issue Executive warrants (the "Warrants") to purchase 200,000 shares of BKF Capital's common stock, $.01 par value (the "Common Stock"). Specifically, BKF Capital shall issue Executive warrants to purchase 100,000 shares of Common Stock at a strike price at $1.55 per share (the "$1.55 Warrants"), and warrants to purchase 100,000 shares of Common Stock at a strike price at $2.00 per share (the "$2.00 Warrants").

          a. Vesting of Warrants. The Warrants shall vest as follows:

          (i) 50,000 $1.55 Warrants shall vest upon the occurrence of BKF Capital raising $5,000,000 through the sale of equity and completion of twelve months of employment;

          (ii) 50,000 $1.55 Warrants shall vest upon the occurrence of BKF Capital raising an aggregate amount of $10,000,000 from the execution of this Agreement;

          (iii) 50,000 $2.00 Warrants shall vest upon the occurrence of BKF Capital raising an aggregate amount of $15,000,000 from the execution of this Agreement; and

          (iv) 50,000 $2.00 Warrants shall vest upon the occurrence of BKF Capital raising an aggregate amount of $20,000,000 from the execution of this Agreement.

          b. Terms of Warrants. The Warrants are exercisable for a period of 5 years, but they shall expire and terminate ninety (90) days after Executive's separation from BKF Capital for any reason. The Warrants are subject to dilution based on future issuances of securities of BKF Capital, but it is the goal of BKF Capital to only raise capital at a level that would be accretive to BKF's current net asset value.

     4.2 Bonus Compensation. The Executive shall also be entitled to participate in the bonus pool (the "Bonus Pool") to be established by BKF Capital. It is anticipated that participants in the Bonus Pool will share in a bonus of approximately 1% to 2% of the annual realized gains and operating profit of BKF Capital.


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     4.3 Temporary Wages/Draw. Until the Bonus Pool, described in Section 4.2, above, is established, BKF Capital will pay to Executive temporary wages in the amount of $5,000 per month (the "Temporary Wages"), payable on the 15th day of the following month. Once the Executive receives a distribution from the Bonus Pool, the Temporary Wages shall automatically cease and terminate, and thereafter the Executive shall receive a monthly draw in the amount of $5,000, which shall be deducted from any future distributions earned by Executive under the Bonus Pool.

     4.4 Vacation and Sick Leave. During the Term, the Executive shall be entitled to an aggregate of four (4) weeks of paid vacation, and five (5) days of paid sick leave, prorated for any portion of a year to the date of termination. The timing and duration of any vacation shall be subject to the prior written approval of the Company, in its discretion.

     4.5 Executive Benefit Plans. At all times during the term of this Agreement the Executive shall be provided the opportunity to participate in all health, pension and welfare plans, life insurance, programs and benefits (the "Plans") as approved by the Company's Compensation Committee/Board of Directors.


     5. Reimbursement of Business Expenses. During the term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation satisfactory to BKF Capital and in specific accordance with such guidelines as may be established from time to time, Executive shall be reimbursed by BKF Capital for all reasonable business expenses actually and necessarily incurred by Executive on behalf of BKF Capital in connection with Executive's performance of services under this Agreement.


     6. Representations as to Employability.

     6.1 Absence of prior restrictions. Executive represents and warrants that Executive is not party to, or bound by, any agreement or commitment, or subject to any restriction, including, but not limited to agreements related to previous employment containing confidentiality, non-solicitation, non-poaching or non-compete covenants, which would adversely affect the business of BKF Capital or Executive's performance of duties under this Agreement.

     6.2 Absence of third party proprietary information. Executive represents and warrants that Executive is not in possession of and will not bring onto the Company's premises or access or utilize any proprietary information of any prior employer or other third-party that Executive is not permitted to have. Executive represents, further, that Executive will be able to fulfill Executive's duties hereunder without such proprietary information by utilizing only information that is generally available in the public domain or the rightful property of Executive or the Company.

     7. Confidentiality and Proprietary Information.

     7.1 Non-Disclosure. During the course of Executive's employment with BKF Capital, Executive will learn of Confidential Information (as defined below) and Executive may develop Confidential Information on behalf of BKF Capital. Executive agrees that Executive will not use or disclose to any Person (except as required by applicable law or for the proper performance of Executive's duties and responsibilities for BKF Capital) any Confidential Information obtained or created by Executive incident to Executive's employment or any other association with BKF Capital. Executive understand that this restriction shall continue to apply after Executive's employment terminates, regardless of the reason for such termination.

     7.2 Protection of Information. All information, data, documents, records and files, in any kind of media, relating to the business (whether past, present or future) of BKF Capital ("Confidential Information"), whether or not prepared by Executive, shall be the sole and exclusive property of BKF Capital. Executive agree to safeguard all Confidential Information and to surrender to BKF Capital, at the time Executive's employment terminates or at such earlier time as requested, all tangible forms of Confidential Information of BKF Capital then in Executive's possession or control, and to destroy or retrieve any copies, such that no Confidential Information which was at any time in Executive's possession or control will exist in tangible form other than what Executive have turned over to BKF Capital or destroyed.

     7.3 Proprietary Information and Inventions Agreement. The Executive represents and acknowledges that she has executed the Company's Proprietary Information and Inventions Agreement which provides for, among other things, non-disclosure of confidential and proprietary information. A copy of the Company's form Proprietary Information and Inventions Agreement is attached hereto as Appendix A, and is expressly made a part of this Agreement. The Executive, further, represents and acknowledges that she is bound by the terms of the Executive Proprietary Information and Inventions Agreement and that any breach of the Executive Proprietary Information and Inventions Agreement shall constitute a material breach of this Agreement.


     8. Non-competition and Non-solicitation. The Executive represents and acknowledges that she has executed the Company's Covenant Not to Compete and Non-Solicitation Agreement which provides for, among other things, non-competition and non-solicitation of customers and employees of the Company. A copy of the Company's form Covenant Not to Compete and Non-Solicitation Agreement is attached hereto as Appendix B, and is expressly made a part of this Agreement. The Executive, further, represents and acknowledges that she is bound by the terms of the Company's Covenant Not to Compete and Non-Solicitation Agreement and that any breach of the Company's Covenant Not to Compete and Non-Solicitation Agreement shall constitute a material breach of this Agreement.


     9. Termination. This Agreement may be terminated prior to the expiration of the Term set forth in Section 3 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 9.

     9.1 Voluntarily. The Company and/or the Executive may terminate this Agreement at any time by written notice to the other Party. Either Party may waive such notice from the other Party.

     9.2 Death. This Agreement will terminate immediately and automatically upon Executive's death.

     9.3 Disability. This Agreement may be terminated at BKF Capital's option, immediately upon notice to the Executive, if Executive shall suffer a permanent disability. For the purposes of this Agreement, the term "permanent disability" shall mean Executive's inability to perform Executive's duties under this Agreement for a period of ninety (90) consecutive days due to illness, accident or any other physical or mental incapacity, as determined by the Board. In the event that a dispute arises with respect to Executive's disability, the parties shall each select a duly licensed medical doctor to make such a determination. If the two doctors so selected cannot agree on a determination, they will mutually select a third duly licensed medical doctor and the decision of the majority of the three doctors will be binding.

     9.4 Termination by BKF Capital for Cause. Notwithstanding anything contained herein to the contrary, Company may terminate the employment of the Executive and all of the Company's obligations under this Agreement at any time for Cause (as hereinafter defined) by giving the Executive written notice of such termination, with reasonable specificity of the details thereof. "Cause" shall include, without limitation, the following: (i) conviction (including conviction on a NOLO CONTENDERE plea) of a felony, or a misdemeanor where imprisonment is imposed and served,; (ii) commission of any act of theft, fraud, dishonesty, unethical business conduct, or intentional falsification of any employment or Company's records; (iii) improper disclosure of the Company's confidential or proprietary information; (iv) any action by the Executive which has a detrimental effect on the Company's reputation or business; (v) failure or neglect or inability by the Executive to devote her full time and best efforts to the Company's business and affairs; (vi) failure or neglect by the Executive to perform the duties of the Executive's position which failure or neglect has an adverse effect of the Company or its prospects, other than for reasons of Disability; (vii) failure of the Executive to obey reasonable orders given by the Board of Directors or the Chief Executive Officer, provided such orders are consistent with the scope of Executive's position; (viii) any material breach of this Agreement or Company rules, of which Executive has or should have prior notice; (ix) chronic and unexcused absenteeism; (x) misconduct by the Executive in connection with the performance of any of her material duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject; (xi) disloyalty by the Executive; (xii) failure to fully cooperate in any investigation by the Company; (xiii) a course of conduct amounting to gross incompetence; (xiv) any other act of misconduct by the Executive; (xv) the Executive's abuse of alcohol or other drugs or controlled substances which abuse interferes with the Executive's performance of her duties or obligations to the Company; or (xvi) the Executive's resignation hereunder.

     A termination pursuant to this Section 9.4 shall take effect ten (10) days after the giving of written notice to the Executive, specifying the nature of such breach, unless the Executive shall, during such ten (10) day period, remedy to the reasonable satisfaction of the Board the misconduct, disregard, failure, abuse or breach specified in such notice; provided, however, that such termination shall take effect immediately upon the giving of such notice if the Board shall, in its reasonable discretion, have determined that such misconduct, disregard, failure, abuse or breach is not remediable (which determination shall be stated in such notice).

     9.5 Compensation in Event of Termination.

     a. Voluntary Termination. Upon Executive's voluntary termination of this Agreement pursuant to Section 9.1, Executive shall be entitled to receive the compensation, as set forth in paragraph 4 above, up to the date of termination, and after such date shall not be entitled to any Compensation under this Agreement, and Executive will no longer continue any vesting but will retain any equity that has vested as of the date of termination.

     b. Termination for Death or Disability. If Executive's employment is terminated due to the Executive's Death or Disability pursuant to Sections 9.2 or 9.3, then Executive or her beneficiaries will be entitled to receive: (i) Executive's Compensation, as set forth in
          Section 4, above, to the end of the monthly pay period immediately following Executive's date of termination, (ii) accrued Bonus Payments payable to the Executive under the Management Bonus Plan and (iii) all equity and/or options issued to Executive by BKF Capital but not yet vested shall immediately fully vest.

     c. Termination for Cause. Upon the termination of this Agreement pursuant to Section 9.4, the Executive shall receive no severance package and shall not be entitled to any Compensation, benefits or other rights granted herein to the Executive.

     d. Termination by Executive by BKF Capital Without Cause. If Executive's employment is terminated by BKF Capital without cause, then Executive shall be entitled to receive the compensation, as set forth in paragraph 4 above, up to the date of termination, and after such date shall not be entitled to any Compensation under this Agreement, and Executive will no longer continue any vesting but will retain any equity that has vested as of the date of termination.

     9.6 Release. In no event shall the Executive be entitled to receive any payments, amounts, rights, or benefits under this Section 9 unless Executive executes a release concerning any claims Executive may have against BKF Capital in a form reasonably acceptable to BKF Capital.


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     10. Miscellaneous.

     10.1 Survival. The provisions of Sections 7 and 8 shall survive the termination of this Agreement.

     10.2 Entire Agreement. This Agreement sets forth the entire understanding of the Parties relating to the Executive's employment with BKF Capital and merges and supersedes any prior or contemporaneous agreements between the Parties pertaining to the subject matter hereof.

     10.3 Modification. This Agreement may not be modified unless in writing and signed by the Party against whom the same is sought to be enforced.

     10.4 Waiver. Failure of a Party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such Party nor to in any way affect the validity of this Agreement or such Party's right thereafter to enforce any provision of this Agreement, nor to preclude such Party from taking any other action at any time which it would legally be entitled to take.

     10.5 Assignment. This Agreement and all any rights or obligations hereunder are not assignable by Executive, but may be assigned by BKF Capital upon the sale of substantially all of its assets.

     10.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and transmitted via email, and shall be deemed to have been given at the time of transmittal, as follows:

     To BKF Capital:            BKF Capital, Inc.
                                225 N.E. Mizner Boulevard, Suite 400
                                Boca Raton, Florida  33432
                                Attn.: Steven N. Bronson, Chairman & CEO
                                Email: sbronson@catalystfinancial.com
                                       ------------------------------


     To Executive:             Maria Fregosi
                               541 N.E. Spanish Trail
                               Boca Raton, Florida  33432
                               Email: mfregosi@bkfcapital.com
                                      -----------------------


     10.7 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement, and the provision held to be invalid or unenforceable shall be modified so as to be enforced as nearly as possible according to its original terms and intent but only to the extent necessary to eliminate such invalidity or unenforceability.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.


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     10.9 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile and email pdf signatures which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.


     IN WITNESS WHEREOF, each Party hereto has duly executed this Agreement as of the date set forth above.


BKF Capital Group, Inc.                       Maria Fregosi

/s/                                           /s/
---------------------------------             --------------------------------
Signature                                     Signature
Steven N. Bronson, CEO